Exhibit 2.3

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement Amending Agreement on Support for Reorganization Companies

Micron Technology, Inc. (“Micron”) and Nobuaki Kobayashi and Yukio Sakamoto as trustees of the Reorganization Company and the Akita Reorganization Company (both trustees collectively, the “Initial Trustees”) enter into as follows this agreement amending part of the content of the Agreement on Support for Reorganization Companies, which was entered into on July 2, 2012, between Micron and the Initial Trustees (the “Sponsor Agreement”) (this agreement being executed, this “Amendment Agreement”). The terms used in this Amendment Agreement, except for the terms defined in this Amendment Agreement, have the same meanings as defined for them in the Sponsor Agreement.  For the purpose of this Amendment Agreement, the “Trustees” shall also mean the Initial Trustees, for so long as they are serving as trustees of Both Reorganization Companies, and any other person appointed by Both Companies’ Courts as a trustee of Both Reorganization Companies after the Execution Date, but excluding the Business Trustee.

Article 1

1	Article 15 of the Sponsor Agreement is amended to read as follows.

[*].

2	Article 20.2(15) of the Sponsor Agreement is amended to read as follows.

(15)	[*].

Article 2

Article 25.2(5) of the Sponsor Agreement is amended to read as follows.

(5)
An order of approval of either the Reorganization Plan Proposal or the Akita Reorganization Plan Proposal has not been issued by the Court or the Akita Court within seven (7) months after August 21, 2012,

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 3

1
Subject to the last sentences of Article 3.2 and item (3), Article 13.1, of the Sponsor Agreement and provided that the requirements thereof are complied with in all respects, Micron will not make a claim that the provisions for timing and ratio of discharge of General Reorganization Claims for Principal, Etc. provided in Sub-section 1.2(1), Section 4, Chapter III of the Reorganization Plan Proposal (i) are in breach of the provisions under the second sentence of Article 3.2 or the second sentence of item (3), Article 13.1 of the Sponsor Agreement, (ii) make the condition in Article 20.2 (2) unsatisfied or (iii) constitute the termination event under Article 25.2 (3).

2
Micron will not make a claim that creation of a pledge on the claims in respect of the renewed insurance agreement under Sub-section 4.1, Section 1, Chapter VII of the Reorganization Plan Proposal (i) is in breach of the provision under the last sentence of Article 16.2 of the Sponsor Agreement, (ii) makes the condition in Article 20.2 (2) unsatisfied or (iii) constitutes the termination event under Article 25.2 (3).

Article 4

“[B]y way of a subscription for shares or a loan” in Article 3.3(6) of the Sponsor Agreement and “by way of a subscription for shares or a loan (as determined by Sponsor)” in the first sentence of Article 14-2 of the Sponsor Agreement shall be both amended to “by way of a subscription for shares, a loan or other transaction between the Reorganization Company and Akita Reorganization Company, or any combination thereof (a subscription for shares shall be the one as provided for in the Akita Reorganization Plan Proposal and the other means shall be  reasonably determined by Sponsor taking into account such subscription for shares)”.

Article 5

1	Item (6) of Article 20.2 of the Sponsor Agreement is amended to read as follows:

(6)	Either of the following shall have occurred:

(i)  An order of recognition of the appropriate U.S. Court under Chapter 15 of the U.S. Bankruptcy Code that recognizes the order of the Court approving the Reorganization Plan and authorizes the implementation of the Reorganization Plan (including the cost plus model) with respect to assets that exist and claims that can be asserted in the United States shall have been entered.

(ii) Alternative actions or measures reasonably acceptable to the Sponsor, which

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

actions or measures provide substantially equivalent benefits to those that would be provided by the recognition order contemplated by clause (i), shall have been completed or implemented.

2	Article 10.20 of the Sponsor Agreement is amended to read as follows:

The Trustees shall make efforts as much as possible to a reasonable extent to cause the appropriate U.S. Court to issue the recognition order contemplated by Item 6(i) of Article 20.2.

Article 6

Discussions leading up to the execution of this Amendment Agreement, the existence of this Amendment Agreement, and the content of this Amendment Agreement all correspond to Confidential Information under the Sponsor Agreement.

Article 7

The Trustees (which include Both Reorganization Companies) and Micron shall each bear their own respective expenses required for the Performance of this Amendment Agreement, except for where provided otherwise in this Amendment Agreement.

Article 8

Micron and the Trustees may not assign, transfer, or otherwise dispose of any rights or obligations whatsoever that they have under this Amendment Agreement or their status under this Amendment Agreement to anyone without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); provided, however, that Micron may transfer any rights or obligations whatsoever under this Amendment Agreement or its status under this Amendment Agreement to any of its affiliated companies without the prior written consent of the Trustees if Micron continues to owe the obligations under this Amendment Agreement after such transfer.

Article 9

Notwithstanding the preceding Article, if one of the Trustees ceases being a trustee of Both Reorganization Companies (that party, the “Changed Party”; the other party constituting the Trustees, the “Non-Changed Party”) and

(1)	a trustee is not appointed in place of the Changed Party—the Non-Changed Party shall exercise rights and perform obligations as the Trustees by itself or

(2)	a trustee is appointed in place of the Changed Party—the person so appointed and the Non-Changed Party shall exercise rights and perform obligations as the Trustees.

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 10

Micron and the Trustees (which include Both Reorganization Companies) agree to Japanese Law being the governing Law of this Agreement.

Article 11

Micron and the Trustees (which include Both Reorganization Companies) shall endeavor to resolve disputes relating to this Amendment Agreement through their consultation, and if a dispute cannot be resolved through such consultation, the dispute must be resolved in court, with the Tokyo District Court having exclusive jurisdiction as the court of first instance.

Article 12

1
This Amendment Agreement is executed in the Japanese language. Even if this Amendment Agreement is translated into another language other than the Japanese language, only the Japanese language version is the official version of this Amendment Agreement, the Japanese language version always prevails over any translation in any language other than the Japanese language, and the translation may not be used as the basis for any interpretation of this Amendment Agreement.

2
Unless otherwise provided herein, all documents executed in accordance or connection with this Amendment Agreement must be executed in the Japanese language, and the preceding paragraph applies mutatis mutandis with respect to the relationship between documents so executed and translations of them in any language other than the Japanese language.

Article 13

No purported amendment to or modification of any provision whatsoever of this Amendment Agreement is valid except for where it has been executed in a writing affixed with the name and seal of, or signature of, a representative of Micron and the Trustees.

Article 14

This Amendment Agreement will take effect only if the approvals of Both Companies’ Courts are obtained.

Article 15

If a doubt arises concerning an interpretation of this Amendment Agreement or a matter that has not been provided for in this Amendment Agreement, Micron and the Trustees shall consult sincerely in good faith.

[Translation]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article 16

This Amendment Agreement constitutes the entire agreement existing between the parties relating to the subject matter hereof and supersedes and replaces in its entirety all other prior agreements and undertakings (including the Sponsor Agreement), both written and oral, between the parties with respect to the content of this Amendment Agreement.

Article 17

The entry into this Amendment Agreement does not affect any rights of either Micron or the Trustees nor shall it be construed as a waiver of any rights that either Micron or the Trustees, as the case may be, may have against the other party(ies), except as specifically addressed in this Amendment Agreement.

Micron and the Initial Trustees have executed this Agreement in 2 originals by affixing their names and seals, or signatures, to each original, and Micron and the Initial Trustees have retained 1 executed original each.

October 29, 2012

Sponsor                       Micron Technology, Inc.

Initial Trustees